Exhibit  99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                                      CONTACT: Kathy Fern
May 5, 2003                                                         804-217-5800


                               DYNEX CAPITAL, INC.
                       REPORTS FIRST QUARTER 2003 RESULTS


         Dynex Capital, Inc. (NYSE: DX) reported today net income of $0.7 million for the first quarter 2003, versus net income of $0.5 million for the first quarter 2002, and a net loss of $12.9 million for the fourth quarter 2002. Book value per common share, adjusted for dividends in arrears on preferred stock, was $9.94 per common share at March 31, 2003 versus $8.57 at December 31, 2002. After consideration of the preferred stock benefit, the Company reported net income to common shareholders of $11.2 million or $1.03 per common share for the first quarter 2003, versus a net loss of $1.9 million or $0.18 per common share for the first quarter 2002, and a net loss of $15.3 million or $1.40 per common share for the fourth quarter 2002.

         The Company has scheduled a conference call for Tuesday, May 6, 2003, at 11:00 a.m. Eastern Time. Investors may participate in listen mode only by calling the following number 800-633-8524.

First Quarter 2003 Results
--------------------------

         The Company reported net interest margin before provision for losses on its investment portfolio of $10.1 million compared to $9.5 million for the first quarter 2002, and $11.1 million for the fourth quarter 2002. After provision for losses, net interest margin was $4.3 million, versus $3.9 million in the first quarter 2002, and a negative $1.1 million in the fourth quarter 2002. Net interest spread on the Company's investment portfolio for the quarter was 1.58% versus 1.42% in the first quarter 2002 and 1.62% in the fourth quarter 2002. Net income to common shareholders for the first quarter 2003 benefited from the results of the tender offer on the Company's Series A, Series B and Series C Cumulative Convertible Preferred Stock. The Company purchased for cash 730,709 shares of its preferred stock for a total cash payment of $19.3 million, and exchanged 9.50% senior unsecured notes totaling $32.1 million for 1,156,891 shares of its preferred stock. The overall preferred stock benefit from the tender offer was $12.4 million, consisting of the cancellation of $16.4 million in dividends in arrears on those shares tendered, less $4.0 million of premium paid by the Company relative to book value on the preferred stock tendered. Net income also benefited from the call of certain mortgage-backed securities during the quarter. The Company called securities with a principal balance of $8.2 million, and sold the underlying collateral consisting of seasoned single-family mortgage loans, at a gain of $0.4 million.

Balance Sheet
-------------

         Total assets at March 31, 2003 were $2.1 billion, versus $2.2 billion at December 31, 2002. The decline in assets was primarily the result of prepayments in the Company's investment portfolio. Prepayment speeds for the entire investment portfolio as measured by the "constant prepayment rate", or CPR, was 24% during the first quarter, versus 19% CPR in the fourth quarter 2002. Cash flow from the Company's investment portfolio was approximately $14.3 million for the first quarter 2003.

         Shareholders' equity was $174.0 million at March 31, 2003 versus $223.4 million at December 31, 2002. The decrease in shareholders' equity was primarily due to the retirement of the shares of preferred stock related to the tender offer. Common book value per share, net of liquidation preference on Series A, Series B, and Series C Preferred Stock, increased to $9.94 per share from $8.57 per share at December 31, 2002. The increase in common book value per share was also primarily due to the tender offer. Preferred dividends in arrears at March 31, 2003 were $16.7 million.

Discussion
----------

         Stephen J. Benedetti, Chief Financial Officer of the Company, stated, "Net interest margin before provision for losses, and correspondingly cash flow from the investment portfolio, continued to benefit from the favorable short-term interest-rate environment. Current market expectations are that short-term interest rates will likely remain at these or lower levels for the balance of 2003. With those expectations in mind, we expect cash flow for the second quarter of 2003 to equal or exceed the cash flow in the first quarter. In the current rate environment, however, prepayments of investments, coupled with the continued downward resets of adjustable-rate assets, which currently constitute 23% of our investment portfolio, will likely reduce cash flow from the investment portfolio over the balance of 2003."

         Mr. Benedetti continued, "From a credit performance perspective, our investment in manufactured housing loans and securities continue to under-perform due to difficulties being experienced in that sector. For that reason, results will continue to be adversely impacted by high provisions for losses and impairment charges on that portion of our investment portfolio until market conditions stabilize".

         Mr. Benedetti concluded, "With the successful completion of the tender offer, we were able to provide liquidity to the holders of the Company's Preferred Stock and enhance shareholder value for both our preferred and common shareholders during the quarter. We anticipate calling another approximate $17 million in mortgage-backed securities in the second quarter, and selling the underlying seasoned single-family mortgage loans. The Board will continue to evaluate alternatives for the use of the Company's cash flows, with the focus being on what would be the most attractive alternative to improving overall shareholder value."

         Separately, the Company announced that its 2003 Annual Meeting of Stockholders will be held on Friday, May 30, 2003, at 9:00 a.m. Eastern Time, at The Place at Innsbrook, located at 4036 Cox Road, Glen Allen, Virginia.

         Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.

Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe", "expect", "forecast", "anticipate", "estimate", "project", "plan", and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. As discussed in the Company's filings with the SEC, these factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors.

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